                                                           Exhibit 11


                           INTERNATIONAL PAPER COMPANY
                  STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                       (IN MILLIONS, EXCEPT PER-SHARE AMOUNTS)


                                                                      YEAR TO DATE
                                                                       DECEMBER 31,
                                                          -------------------------------------

                                                            1997           1996          1995
                                                          -------        -------       --------

NET EARNINGS (LOSS)                                       $  (151)     $     303       $ 1,153

Debenture interest savings, net of taxes, assuming
 conversion of convertible subordinated debentures                                           4

Reduction in minority interest expense, net of taxes,
 assuming conversion of preferred securities of
 subsidiary trust                                                                            7
                                                          --------     ---------       -------

NET EARNINGS (LOSS) - ASSUMING DILUTION                   $  (151)     $     303       $ 1,164
                                                          --------     ---------       -------

AVERAGE COMMON SHARES OUTSTANDING                            301.6         292.1         256.5

Shares assumed to be repurchased using long-term
 incentive plan deferred compensation at
 average market price                                         (0.9)         (0.9)         (0.8)

Shares assumed to be issued upon exercise of stock
 options, net of treasury buyback at average market price                    1.4           1.0

Shares assumed to be issued upon conversion of convertible
 subordinated debentures                                                                   3.4

Shares assumed to be issued upon conversion of preferred
 securities of subsidiary trust                                                            3.8

                                                          --------     ---------       -------
AVERAGE COMMON SHARES OUTSTANDING - ASSUMING DILUTION        300.7         292.6         263.9
                                                          --------     ---------       -------
                                                          --------     ---------       -------

EARNINGS (LOSS) PER COMMON SHARE                          $  (0.50)    $    1.04       $  4.50
                                                          --------     ---------       -------
                                                          --------     ---------       -------

EARNINGS (LOSS) PER COMMON SHARE - ASSUMING DILUTION      $  (0.50)    $    1.04       $  4.41
                                                          --------     ---------       -------
                                                          --------     ---------       -------

Note: If an amount does not appear in the above table, the security has been retired or was antidilutive for the period presented.